UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2011 (October 13, 2011)

ALLOS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29815	54-1655029
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11080 CirclePoint Road, Suite 200
Westminster, Colorado	80020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 426-6262

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events.

Litigation Settlement

As previously reported, on July 19, 2011, Allos Therapeutics, Inc. (the “Company”), AMAG Pharmaceuticals, Inc. (“AMAG”), and Alamo Acquisition Sub, Inc., a wholly owned subsidiary of AMAG (“Merger Sub”), entered into an Agreement and Plan of Merger and Reorganization, as amended on August 8, 2011 (the “Merger Agreement”).  In July 2011, putative class action lawsuits were filed in the Delaware Court of Chancery, the United States District Court for the District of Colorado and the Jefferson County, Colorado District Court challenging the transactions contemplated by the Merger Agreement.  The plaintiffs in these lawsuits are purported holders of common stock of the Company (“Company Stockholders”) and are purportedly acting on behalf of a putative class of Company Stockholders.  These suits name as defendants the Company, the members of the Company’s Board of Directors, and in certain instances AMAG and Merger Sub.

While the Company and the other defendants believe that each of the aforementioned lawsuits is without merit and that they have valid defenses to all claims, in an effort to minimize the cost and expense of any litigation relating to such lawsuits, on October 13, 2011, the Company and other defendants entered into a memorandum of understanding (“MOU”) with the parties to the actions pending in the Delaware Court of Chancery, pursuant to which the Company and such parties agreed in principle, and subject to certain conditions, to settle those stockholder lawsuits.  Subject to approval of the Delaware Court of Chancery and further definitive documentation, the MOU establishes a framework to resolve the allegations against the Company and other defendants in connection with the Merger Agreement and contemplates a release and settlement by the Company Stockholders of all claims against the Company and other defendants and their affiliates and agents in connection with the Merger Agreement (including release of those claims brought in the non-settling actions). In exchange for such release and settlement, pursuant to the terms of the MOU, the parties agreed, after arm’s-length discussions, that the Company would file this Current Report on Form 8-K amending and supplementing the applicable disclosure in its joint proxy statement/prospectus and related press release. The settlement is also contingent upon, among other things, consummation of the Merger (as defined in the Merger Agreement). In the event that the MOU is not approved and such conditions are not satisfied, the Company will continue to vigorously defend these actions.

On October 14, 2011, the Company issued a press release announcing the entry into the MOU. A copy of the press release is attached hereto as Exhibit 99.1.

Update on Background of the Merger (beginning on page 49 of the Joint Proxy Statement/Prospectus)

The second full paragraph on page 50 of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

Following the end of the 2010 sale process, the Allos Board of Directors and Allos senior management team continued to evaluate potential strategic alternatives, including partnering and collaboration arrangements with other pharmaceutical or biopharmaceutical companies or the acquisition of additional drug products or product candidates. In early December 2010, as part of its evaluation of strategic alternatives, the Allos senior management team conducted a preliminary review, based on publicly available information, of a number of late stage drug development or commercial drug product companies to identify potential strategic merger partners, including AMAG. Mr. Berns, who was familiar with Mr. Narachi and Dr. Pereira from his prior employment, suggested AMAG as a potential strategic partner. At meetings of the Allos Board of Directors on December 13, 2010 and December 14, 2010, the Allos Board of Directors and Allos senior management team discussed the potential for a strategic business combination transaction involving one of those companies. At these meetings, Timothy P. Lynch, one of the directors on the Allos board, disclosed to the Allos Board of Directors that both he and an investment fund he co-managed owned shares of common stock of AMAG. Following the discussion, the Allos Board of Directors determined not to initiate discussions with any parties regarding a business combination transaction at that time and instead focus on potential strategic partnering and collaboration arrangements for FOLOTYN. Following the Allos board meeting, senior management of Allos met with representatives of J.P. Morgan to discuss potential parties for strategic partnering and collaboration and potential parties for strategic combinations.

The third full paragraph on page 52 of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

On March 29, 2011, AMAG provided Allos a draft term sheet containing a summary of key proposed terms of a potential business combination transaction between Allos and AMAG. The term sheet contemplated, among other matters, that all consideration would be paid in AMAG common stock and that the number of shares of AMAG common stock to be delivered as consideration would be based upon a fixed exchange ratio, which would be set based on the volume weighted average price, or VWAP of the common stock of each of AMAG and Allos for the 10 trading days prior to announcement of the business combination transaction. The term sheet also addressed the composition of the board of directors and management of the combined company, proposing that the Board of Directors of the combined company would consist of Mr. Berns, Dr. Pereira, four existing AMAG board members, one representative of Warburg Pincus, and two other existing Allos board members, and required that Warburg Pincus, which owns 24.8% of Allos’ common stock, provide a voting agreement to vote in favor of the proposed business combination at the time of announcement of the transaction and contemplated that the parties would agree to an eight week exclusive negotiating period. AMAG and Allos did not enter into an exclusivity agreement at that time, and while the possibility of an exclusivity agreement was discussed at other times, AMAG and Allos did not agree to exclusivity at any time prior to the execution and announcement of the definitive merger agreement. The same day, Mr. Chris White, Senior Vice President Business Development and Corporate Planning of AMAG and Dr. Bruce Goldsmith, Senior Vice President, Corporate Development of Allos discussed by telephone the proposed term sheet.

The first full paragraph on page 54 of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

Later that day, Dr. Pereira sent Mr. Berns a revised term sheet containing a summary of key proposed terms of a potential business combination transaction between AMAG and Allos. The revised term sheet contemplated the same method for determining the exchange ratio as the March 29, 2011 term sheet. The revised term sheet also addressed board composition, proposing the same composition as the March 29, 2011 term sheet, but not management composition, at the combined company and certain matters relating to termination rights and termination fees with respect to the proposed merger agreement and required voting agreements, including from Warburg Pincus.

The third full paragraph on page 55 of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

On June 1, 2011, Dr. Hoffman and Mr. Leff received from Mr. Narachi AMAG’s proposal with respect to the director and management composition of the combined company.  That proposal contemplated that Dr. Pereira would be the chairman of the board of directors, Mr. Berns would be chief executive officer and a director, Mr. Narachi would assume the title of lead independent director, two additional directors would be selected from the Allos Board of Directors, and three additional directors would be selected from the AMAG Board of Directors.  On June 2, 2011, the Allos transaction committee held a meeting to further consider the potential business combination transaction with AMAG as well as the term sheet and proposal regarding the director and management composition of the combined company received from AMAG.

The first full paragraph on page 59 of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

On June 25, 2011, representatives of Morgan Stanley sent a new term sheet reflecting the AMAG independent transaction committee’s determinations at the meeting of the committee on the previous day to representatives of J.P. Morgan.  The term sheet proposed that the directors of the combined company would be Mr. Berns, Dr. Hoffman, Mr. Leff, Mr. Narachi, Dr. Pereira, Dr. Russell, Mr. Scoon, Mr. Stout and Mr. Zwanziger.  It also provided that AMAG would file a resale shelf registration statement with the SEC on or prior to the six-month anniversary of the Closing covering the shares held by Warburg Pincus as of the Closing, with such shelf registration statement to be kept effective for one year.

The fourth full paragraph on page 59 of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

On June 27, 2011, the Allos transaction committee met twice, and reviewed a proposed response to the most recent AMAG term sheet. That evening, Dr. Hoffman forwarded Allos’ response to the most recent AMAG term sheet to Mr. Narachi, which included, among other matters, a fixed exchange ratio to be set as of signing of a definitive merger agreement in a manner such that the holders of the outstanding common stock of Allos would own 45% of the outstanding common stock of AMAG immediately following the merger, and proposed that the directors of the combined company would be Mr. Berns, Dr. Hoffman, Mr. Leff, Mr. Narachi, Dr. Pereira, Dr. Russell, Mr. Scoon, Mr. Stout and Mr. Zwanziger. The response also included comments from Warburg Pincus with respect to the rights it would be granted by AMAG in connection with the potential business combination transaction, including registration rights, and provided that AMAG would file a resale shelf registration statement with the SEC on or prior to the two-month anniversary of the Closing covering the shares held by Warburg Pincus as of the Closing, with such shelf registration statement to be kept effective until Warburg Pincus is in a position to be able to sell all of its shares without volume or manner of sale limitations under Rule 144 of the Securities Act.

The second full paragraph on page 60 of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

On July 9, 2011, the AMAG independent transaction committee held a telephonic meeting with management and representatives of Morgan Stanley and Cooley. The committee received an update from management on its refinement of the revised revenue forecast for FOLOTYN and the headcount assumptions for the combined company. The committee discussed the potential advantages and disadvantages of the proposed transaction in light of the new information and discussed the timing of signing and announcing a possible transaction. In executive session without Dr. Pereira present, the committee discussed whether any changes should be made to the term sheet in light of the new information about Allos. The committee concluded that Dr. Pereira should be named as chief executive officer of the combined company. The committee approved sending a revised term sheet to Allos reflecting that the number of shares of AMAG common stock to be delivered as consideration in the transaction would be based upon a fixed exchange ratio, which would be set based on the VWAP of each of AMAG and Allos for the 10 trading days prior to announcement of the business combination transaction. The term sheet would also include Dr. Pereira as the chief executive officer of the combined company, with the directors of the combined company as Mr. Berns, Dr. Hoffman, Mr. Leff, Mr. Narachi, Dr. Pereira, Dr. Russell, Mr. Scoon, Mr. Stout and Mr. Zwanziger.  The term sheet also provided that AMAG would file a resale shelf registration statement with the SEC on or prior to the four-month anniversary of the Closing covering the shares held by Warburg Pincus as of the Closing, with such shelf registration statement to be kept effective for one year.  Following such time as such shelf registration statement was no longer effective, Warburg Pincus would have one “demand” registration right covering the sale in a single transaction of all or a portion of the shares held by Warburg Pincus as of the Closing, with such demand registration right expiring one year after the shelf registration statement is no longer effective.  On July 10, 2011, representatives of J.P. Morgan received the revised term sheet from representatives of Morgan Stanley.

The fifth full paragraph on page 60 of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

On July 14, 2011, Mr. Leff, who was acting on behalf of the Allos transaction committee while Dr. Hoffman was engaged on other business overseas, forwarded Allos’ response to the term sheet to Mr. Narachi, which included, among other matters, a fixed exchange ratio to be set as of signing of a definitive merger agreement in a manner such that the holders of the outstanding common stock of Allos would own 42% of the outstanding common stock of AMAG immediately following the merger. The term sheet proposed that the directors of the combined company would be Mr. Berns, Dr. Hoffman, Mr. Leff, Mr. Narachi, Dr. Pereira, Dr. Russell, Mr. Scoon, Mr. Stout and Mr. Zwanziger, and that AMAG would file a resale shelf registration statement with the SEC within ten days following the Closing covering the shares held by Warburg Pincus as of the Closing, with AMAG to use commercially reasonable efforts to have such shelf registration statement declared effective promptly thereafter, and to be kept effective until Warburg Pincus is in a position to be able to sell of its shares without volume or manner of sale limitations under Rule 144 of the Securities Act.  Mr. Leff also spoke with Mr. Narachi on July 14, 2011 to discuss the revised term sheet sent to AMAG, including comments from Warburg Pincus with respect to the rights it would be granted by AMAG in connection with the potential business combination transaction.

The last paragraph on page 60 of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

On July 15, 2011, the AMAG independent transaction committee held a telephonic meeting with AMAG management and representatives of Morgan Stanley and Cooley to discuss open terms in the revised term sheet proposed by Allos and agree upon a response to Allos. Following the meeting, Mr. Narachi sent Mr. Leff a further revised term sheet with respect to the key proposed terms of a potential business combination transaction between AMAG and Allos, which included, among other matters, a fixed exchange ratio equal to 0.1200 of an AMAG share of common stock for each outstanding share of Allos common stock. The term sheet proposed that the directors of the combined company would be Mr. Berns, Dr. Hoffman, Mr. Leff, Mr. Narachi, Dr. Pereira, Dr. Russell, Mr. Scoon, Mr. Stout and Mr. Zwanziger, and that AMAG would file a resale shelf registration statement with the SEC within thirty days following the Closing covering the shares held by Warburg Pincus as of the Closing, with AMAG to use commercially reasonable efforts to have such shelf registration statement declared effective promptly thereafter, and to be kept effective until the earlier of (a) the three year anniversary of its effective date or (b) Warburg Pincus is in a position to be able to sell of its shares without volume or manner of sale limitations under Rule 144 of the Securities Act.  Later that day, Mr. Narachi and Mr. Leff had a conversation regarding the revised term sheet, during which Mr. Narachi indicated that an exchange ratio resulting in Allos’ stockholders owning 39.0% of the combined company might be acceptable to the AMAG Board of Directors. Mr. Leff and Mr. Narachi also discussed the timing of the filing of a shelf registration statement by AMAG with respect to the shares of common stock of the combined company that Warburg Pincus would receive in the potential business combination transaction.

The fifth full paragraph on page 61 of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

From July 16, 2011 through July 19, 2011 representatives of AMAG, Allos, Cooley and Latham negotiated the terms of the merger agreement and, together with representatives of Warburg Pincus and its outside counsel, the voting agreement and representatives of AMAG, Cooley, Warburg Pincus and its outside counsel negotiated the terms of the stockholders agreement. In those negotiations, Warburg Pincus obtained, as part of the stockholders agreement, a requirement that AMAG file a resale shelf registration statement with the SEC within ten days following the Closing covering the shares held by Warburg Pincus as of the Closing.

Update on Opinion of Allos’ Financial Advisor (beginning on page 77 of the Joint Proxy Statement/Prospectus)

The last paragraph on page 84 of the Joint Proxy Statement/Prospectus, continuing onto page 85, is revised to read in its entirety as follows:

Based on Discounted Cash Flow of Allos’ Management Forecasts.  J.P. Morgan prepared a value creation analysis that compared the intrinsic equity value of Allos common stock based on the discounted cash flow analysis to the pro forma combined company equity value. The pro forma combined company equity value was equal to: (a) the mid-point intrinsic equity value of Allos derived from the discounted cash flow analysis described above, plus (b) the mid-point intrinsic equity value of AMAG derived from the discounted cash flow analysis described above, plus (c) $151 million, which represents the present value of the synergies calculated by discounting Allos’ management’s estimates of annual synergies and costs to achieve such synergies using a discount rate of 11% based on the midpoint discount rate utilized in the discounted cash flow analyses for Allos and AMAG, minus (d) $62 million, which represents the reduction in value resulting from limitations on the future utilization of both Allos’ and AMAG’s NOLs. J.P. Morgan noted that there can be no assurance that the synergies, estimated costs to achieve such synergies or estimated NOL utilization will not be substantially greater or less than Allos’ management estimates. The value creation analysis at the exchange ratio of 0.1282 provided for in the Merger Agreement yielded value accretion to holders of Allos common stock of 23.7%.

The first full paragraph on page 85 of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows

Based on Market Value.  J.P. Morgan prepared a value creation analysis that compared the closing share price of Allos common stock on July 19, 2011 to the pro forma combined company equity value for the Merger. The pro form combined company equity value was equal to: (a) the market equity value of Allos as of July 19, 2011, plus (b) or the market equity value of AMAG as of July 19, 2011, plus (c) $151 million, which represents the present value of the synergies calculated by discounting Allos’ management’s estimates of annual synergies and costs to achieve such synergies using a discount rate of 11% based on the midpoint discount rate utilized in the discounted cash flow analyses for Allos and AMAG, minus (d) $62 million, which represents the reduction in value resulting from limitations on the future utilization of both Allos’ and AMAG’s NOLs. J.P. Morgan noted that there can be no assurance that the synergies, estimated costs to achieve such synergies or estimated NOL utilization will not be substantially greater or less than Allos’ management estimates. The value creation analysis at the exchange ratio of 0.1282 provided for in the Merger Agreement yielded value accretion to holders of Allos common stock of 26.9%.

The second paragraph on page 86 of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates had commercial or investment banking relationships with Allos and AMAG. Such services during such period included acting as a joint bookrunner in an offering of common stock of Allos in October 2009 and in an offering of common stock of AMAG in January 2010, for which J.P. Morgan and its affiliates received compensation of approximately $2.2 million and $1.6 million, respectively. In connection with litigation arising out of the AMAG offering of common stock in January 2010, AMAG is obligated, subject to certain conditions, to indemnify J.P. Morgan and its affiliates against losses or expenses incurred as a result of that litigation. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Allos or AMAG for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.  As of July 19, 2011, J.P. Morgan owned, for its own account, less than 0.3% of AMAG’s outstanding common stock.

Update on Certain Financial Forecasts Utilized by Allos in Connection with the Merger (beginning on page 89 of the Joint Proxy Statement/Prospectus)

The last paragraph on page 90 of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

Allos’ management believes these forecasts were prepared in good faith and on a reasonable basis under the direction of the Allos Board of Directors based on the best information available to Allos’ management at the time of their preparation and represent a downward revision from forecasts prepared by Allos management in June 2011. The Allos prepared financial forecasts, however, are not fact and should not be relied upon as indicative of actual future results, and actual results may differ materially from those contained in the Allos prepared financial forecasts.  The Allos prepared financial forecasts include assumptions as to certain business decisions that are subject to change, as well as assumptions related to industry performance and general economic conditions, each of which assumptions are inherently subjective and beyond the control of Allos and AMAG, including but not limited to potential market size for FOLOTYN and Feraheme in their current indications and in new indications in the United States and in other markets, market share achieved by those products in each indication, the probability of achieving regulatory success with respect to existing indications of each product outside of the United States and with respect to new indications of each product both within and outside of the United States, including for FOLOTYN regulatory approvals outside of the United States for the treatment of patients with relapsed or refractory PTCL, and regulatory approvals in the United States and outside of the United States for the treatment of patients with relapsed or refractory cutaneous T-cell lymphoma, or CTCL, and as first-line treatment for patients with PTCL and for Feraheme regulatory approval outside of the United States for treatment of IDA for patients with CKD and regulatory approvals in the United States and outside of the United States for treatment of patients with IDA broadly, the receipt of milestone payments for each company’s key product, and the timing of regulatory success and commercialization of Allos’ and AMAG’s products. The Allos prepared financial projections assume regulatory approval of FOLOTYN for the treatment of patients with relapsed or refractory PTCL in 2012 in Europe and in 2014 in Japan, regulatory approval of FOLOTYN for the treatment of patients with relapsed or refractory CTCL in 2016 in the United States and Europe and in 2019 in Japan, regulatory approval of FOLOTYN as first-line treatment for patients with PTCL in 2016 in the United States and in 2017 in Europe and Japan, regulatory approval of Feraheme for treatment of IDA for patients with CKD in 2012 in Europe, and regulatory approval of Feraheme for treatment of patients with IDA broadly in 2013 in the United States and in 2014 in Europe, and that research and development expenses peak at 67% of sales in the second half of 2011 with a low of 1% of sales in 2022, with such research and development expenses primarily for other indications of FOLOTYN.

Item 9.01       Financial Statements and Exhibits.

(d)           Exhibits

99.1         Press Release issued by Allos Therapeutics, Inc., dated October 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    October 13, 2011

ALLOS THERAPEUTICS, INC.

By:	/s/ Marc H. Graboyes
Marc H. Graboyes
Its:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

99.1         Press Release issued by Allos Therapeutics, Inc., dated October 14, 2011